INVESTMENT MANAGEMENT

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Exhibit (d)(1)(ii)

May 1, 2022

Voya Variable Portfolios, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re: Management Fee Waiver

Ladies and Gentlemen:

By execution of this letter agreement, intending to be legally bound hereby, Voya Investments, LLC ("VIL"), the adviser to Voya Russell™ Large Cap Growth Index Portfolio and Voya Russell™ Large Cap Value Index Portfolio (together, the "Portfolios"), agrees that, from May 1, 2022 through May 1, 2023, VIL shall waive all or a portion of its management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios, excluding acquired fund fees and expenses, of the Portfolios shall be as follows:

Name of Fund	Maximum Operating Expense Ratios
	(as a percentage of average net assets)
		Share Classes
	Adviser	I	S
Voya Russell™ Large Cap Growth Index	0.93%	0.43%	0.68%
Portfolio
Voya Russell™ Large Cap Value Index	0.93%	0.43%	0.68%
Portfolio

We are willing to be bound by this letter agreement to lower our fees for the period from May 1, 2022 through May 1, 2023. VIL acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of Voya Variable Portfolios, Inc.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2022

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO: Voya Variable Portfolios, Inc. (on behalf of the Portfolios)

By: /s/Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized